EXHIBIT 10.12

                    LETTER AGREEMENT FOR CHINA JOINT VENTURE

Savoy Resources Corp. (Savoy) and a group of companies (ACS) consisting of ATAC Resources Ltd. (ATAX), Cash Minerals Ltd. (Cash) and Strategic Metals Ltd. (Strategic) hereby agree to form a joint venture to recognize resource opportunities in China, acquire prospective targets and explore those acquisitions.

During the target recognition phase, participation and funding shall be 50% Savoy and 50% ACS. Once a prospective target is acquired Savoy will have the right to buy 50% participation and one of the ACS companies will have the right to the remaining 50% participation. The participating ACS company will be determined based upon the main commodity at the acquired target. ATAC will have first right to gold targets, Cash to energy and industrial mineral targets and Strategic to other metal and gemstone targets.

If at any time one of the joint venture members is unable or unwilling to fulfill its obligations, its participating interest shall be diluted according to the following formula.

                                contibutions by non-participating party
                                ---------------------------------------
participating interest =        total contributions by participating and
                                     non-participating parties

If an ACS company elects not to participate or to sell its interest, another of the ACS companies will have the first right to participate in its place or purchase that that interest. If any party's participating interest dilutes below 10% its participating interest shall automatically convert to a net profit royalty interest in the joint venture.

All decisions by the joint venture shall be by majority with the voting rights proportional to the participant's interest. In case of a tie vote concerning funding of a project, the party proposing the larger program shall have the right to institute that program at its own expense if the other partner declines to participate at that level. A non-participating partner's interest will not be diluted until the entire amount of the proposed expenditures is completed. The partners agree that Archer, Cathro & Associates (1981) Limited shall be the operator of the joint venture.

The joint venture shall be subject to the laws of British Columbia. Should any dispute arise concerning this Agreement, the parties agree to refer it to an arbitrator for binding resolution.

Dated this 22nd day of January 2004 at Vancouver, B.C.



/s/ Savoy Resources Corp.
-------------------------
Savoy Resources Corp.

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/s/ ATAC Resources Ltd.
-------------------------
ATAC Resources Ltd.


/s/ Cash Minerals Ltd.
-------------------------
Cash Minerals Ltd.


/s/ Strategic Metals Ltd.
-------------------------
Strategic Metals Ltd.


/s/ Archer, Cathro & Associates (1981) Limited
----------------------------------------------
Archer, Cathro & Associates (1981) Limited